Exhibit 10.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) executed this 14th day of November 2014 (the “Effective Date”), is between Rhino GP LLC  (“Employer”) and Joseph E. Funk (“Employee”).

WITNESSETH

WHEREAS Employee is currently employed by the Employer as the President of its Elk Horn Coal Company subsidiary (the “Prior Position”) pursuant to an Employment Agreement dated as of June 25, 2012 (the “Prior Agreement”).

WHEREAS, Employer desires to employ Employee as President and Chief Executive Officer on the terms hereof, and Employee desires to commence employment with Employer on such terms; and

In consideration of the mutual covenants herein contained, the parties agree as follows:

1.                            Prior Agreement; Terms and Duties. This Agreement amends, restates and supersedes the Prior Agreement. Commencing on the date hereof, the Employer shall employ the Employee as its President and Chief Executive Officer until December 31, 2017, unless sooner terminated as herein provided or extended by mutual agreement of the parties (the “Employment Term”), or in such other position, or with such other duties, as Employer may designate during the Employment Term. The Employee shall also serve in those other offices of those subsidiaries of Rhino Resource Partners LP (the “Company”) designated by the Employer (if any) for no additional compensation. The Employee agrees to devote all of his business time and his best efforts to the business of Employer as may be necessary to perform his duties in accordance with the policies and budgets established from time to time by Employer. During the Employment Term, the Employee will not have any other employment provided that, Employee shall be allowed to continue to hold the interests set forth on Exhibit A hereto, so long as such interests do not interfere or present any conflict of interest in Employee’s duties as contemplated by this Agreement. Employee shall be bound by, and agree to comply with, all policies, procedures, and employment conditions of Employer in effect from time to time applicable to its employees.

2.                            Compensation. For Employee’s services hereunder during the Employment Term, Employer shall pay to Employee a salary at the rate of $365,000 per year, payable periodically in accordance with Employer’s usual executive payroll payment procedures.

3.                            Bonus; LTIP Incentives. Employee shall receive an annual cash bonus calculated as follows:  1% of annual EBITDA based upon the Company’s business and assets as of the Effective Date and any coal assets acquired after the Effective Date and any non-coal assets acquired after the Effective Date that the parties expressly agree in writing shall be included in the EBITDA calculation, but excluding any non-cash write downs, write ups or write offs.  In the event of a merger or similar transaction involving the Employer, the parties will seek to agree on a revision to the calculation of the bonus, and in the absence of such agreement, the bonus will be calculated on the EBITDA earned on the assets of the Employer immediately prior to the merger or similar transaction that would have been used to calculate the bonus if the merger or similar transaction had not occurred.  The entitlement to the bonus shall vest monthly and shall be pro-rated for any partial year, and paid the following year when the EBITDA for the year has been calculated and the annual audit completed.  For the calendar year 2014, the bonus shall be calculated based upon the Company’s estimate of EBITDA, calculated as provided above, for the period from the Effective Date through December 31, 2014.  In addition, for the period in calendar year 2014 prior to the Effective Date, Employee shall receive a bonus equal to the bonus paid (in dollar value) for calendar year 2013, pro-rated for the period from January 1, 2014 through the Effective Date.  In addition, Employee shall also be entitled to participate in the Employer’s long term equity incentive plan and other compensation that may be awarded, all on terms and conditions acceptable to Employer’s CEO and Compensation Committee in their sole and absolute discretion.  The Employer shall use reasonable efforts to accelerate vesting of the 4,453 options previously granted to Employee plus any awarded units as part of the 2014 bonus, provided that such accelerated vesting shall not result in a tax or other liability against Employer or any of its affiliates.

4.                            Place of Employment. The Employee’s regular place of employment during the Employment Term shall be at the Employer’s offices in Prestonsburg, Kentucky, or if both Employer and Employee agree, at the Employer’s offices in Lexington, Kentucky.  If Employer and Employee agree that Employee’s regular place of business shall be in Lexington, Kentucky, Employer shall pay Employee’s reasonable moving and relocation expenses, which shall be agreed to in writing in advance.  If Employee’s regular place of employment remains in or near Prestonsburg, Kentucky, Employee will be required to spend a reasonable amount of time at the Company’s offices in Lexington, Kentucky and Employee shall be reimbursed for his reasonable travel expenses as provided in Section 6 hereof.

5.                            Automobile. Employer shall provide Employee with the use of a 4-wheel drive vehicle suitable for the intended duties of the Employee. Employee’s use of such vehicle shall be subject to Employer’s company vehicle policies and applicable IRS rules and regulations, as each may be modified, amended and supplemented at any time and from time to time.

6.                            Travel; Expenses. The Employee shall engage in such travel as may reasonably be required in connection with the performance of his duties. All reasonable travel and other expenses incurred by the Employee (in accordance with the policies and the budget of the Employer established from time to time) in carrying out his duties hereunder will be reimbursed by the Employer on presentation to it of expense accounts and appropriate documentation in accordance with the customary procedures of the Employer for reimbursement of employee expenses.

7.                            Confidentiality; Competition.

(a)         The Employer possesses and will continue to possess confidential information to which the Employee may gain access. For the purposes hereof, all non-public information about the business and affairs of the Employer and its affiliates (including, without limitation, business plans, real and personal property leases, financial, engineering and marketing information and information about costs, mining and processing methods, suppliers and customers, including such information created by Employee and confidential information of others obtained by Employer pursuant to confidentiality agreements) constitute “Employer Confidential Information.” Employee acknowledges that he will have access to and knowledge of Employer Confidential Information, and that improper use or disclosure of same by the Employee during or after the Employment Term could cause serious injury to the business of the Employer. Accordingly, the Employee agrees that he will forever keep secret and inviolate all Employer Confidential Information which comes into his possession, and that he will not use the same for his own private benefit, or directly or indirectly for the benefit of others, and that he will not disclose such Employer Confidential Information to any other person except as necessary in the proper pursuance of his duties or if requested by a valid court subpoena. The Employee will provide the Employer prompt written notice of any such request so that it may obtain a protective order.

(b)         The Employee agrees that during the Employment Term (and for a period of  six (6) months following Employee’s voluntary resignation or termination for cause) the Employee will not without prior written consent of Employer (whether as an officer, director, partner, proprietor, member, shareholder, investor, associate, employee, consultant, adviser, public relations or advertising representative or otherwise), directly or indirectly, be engaged in the business of coal mining or coal marketing in the following regions:  Central Appalachia, Northern Appalachia, Illinois Basin, Western Colorado, Utah and any other region in which the Employer, the Company or any of their subsidiaries or affiliated conduct business. For purposes of the preceding sentence, the Employee shall be deemed to be engaged in any business with any person for whom he shall be an employee, officer, director, owner, employer, consultant, shareholder, member or partner. During such period of non-competition, Employee shall not directly or indirectly solicit, interview or make any decision or recommendation to hire or to retain as a consultant or advisor or in any other capacity, any current employee of Employer or any of its direct or indirect subsidiaries or affiliates, for himself, or for or to, any other person or entity. Employee shall notify any subsequent employer of Employee of the foregoing agreement.

(c)         The terms of this Agreement are intended to limit disclosure and competition by the Employee to the maximum extent permitted by law. If it shall be finally determined by any court of competent jurisdiction ruling on this Agreement that the scope or duration of any limitation contained in this paragraph 7 is too extensive to be legally enforceable, then the parties hereby agree that the scope and duration (not greater than that provided for herein) of such limitation shall be the maximum scope and duration which shall be legally enforceable and the Employee hereby consents to the enforcement of such limitation as so modified.

(d)         The Employee acknowledges that any violation by him of the provisions of this paragraph 7 could cause serious and irreparable harm and damage to the Employer. He further acknowledges that it might not be possible to measure such damages in money and that Employer’s remedy at law for a breach or threatened breach of the provisions of paragraph 7 would be inadequate. Accordingly, the Employee agrees that, in the event of a breach or threatened breach by him of the provisions of this paragraph 7, the Employer may seek, in addition to any other rights or remedies, including money damages, an injunction or restraining order, restraining the Employee from doing or continuing to do or perform any acts constituting such breach or threatened breach. In the event Employer seeks an injunction or restraining order, Employee and Employer agree that Employer shall not be required to post a bond to obtain the necessary equitable relief.

8.                            Indemnification. Subject to the Company’s limited liability company agreement (or the corresponding charter documents of a successor employer as contemplated by Paragraph 12 below), Employer shall indemnify and hold harmless Employee from and against any loss, cost, damage, expense, or liability incurred by Employee for any action taken in the scope of Employee’s employment for the Employer, provided such action (i) is within the scope, duties, and authority of Employee, (ii) is not in willful violation of any law, regulation, or code of conduct adopted by the Employer, and (iii) does not constitute gross negligence or intentional misconduct by Employee, as finally determined by a court of competent jurisdiction. The obligations of the Employer under this Section 8 shall survive the termination of this Agreement. If there is any conflict between this Section 8 and the Company’s limited liability company agreement (or the corresponding charter documents of a successor employer as contemplated by Paragraph 12 below), the Company’s limited liability company agreement shall control, provided however, that no revision to the Company’s limited liability company agreement may affect any diminishment to the Company’s indemnification obligations hereunder as they exist on the date hereof.

9.                            Benefits; Vacation. The Employer agrees to provide to the Employee the benefits available to all salaried employees generally, as modified from time to time. Employee shall be entitled to three (3) weeks of vacation per year, plus any additional

“personal” or “extra vacation” days off that are awarded to employees pursuant to Employer’s personnel policies, as they may be amended from time to time. Unused vacation and additional time off may carry over to future years.

10.                     Employee’s Representation Regarding Prior and Future Employment. Employee hereby represents to the Employer that he has full lawful right and power to enter into this Agreement and carry out his duties hereunder, and that same will not constitute a breach of or default under any employment, confidentiality, non-competition or other agreement by which he may be bound. Further, Employee hereby represents to the Employer that he is not listed in the Office of Surface Mining’s Applicant Violator System database. Employee further agrees to provide prompt notice to Employer of Employee’s first subsequent employment after ceasing to be an employee of Employer.

11.                     Termination for Cause by Employer, Employment at Will or Voluntary Resignation by Employee Without Good Reason. If Employee shall:

(a)         commit an act of dishonesty against the Employer or fraud upon the Employer; or

(b)         breach his obligations under this Agreement and fail to cure such breach within 10 (10) days after written notice thereof, or

(c)         be convicted of or plead guilty or nolo contendere to any felony or to any misdemeanor involving financial dishonesty or any other crime that would indicate that Employee is not capable of successfully performing his obligations under this Agreement; or

(d)         fail or neglect to diligently perform his duties hereunder as reasonably determined by Employer;

then, and in any such case, the Employer may terminate the employment of the Employee “for cause” hereunder. In the event of termination “for cause” or voluntary resignation by Employee without good reason, the Employee shall no longer have any right to any of the benefits (including future salary or bonus payments) which would otherwise have accrued or been payable after such termination. However, in the event of a termination by Employer of the employment of the Employee other than “for cause”, subject to Employee signing a release agreement satisfactory to Employer of all claims Employee may have against Employer, the Employer shall (i) pay to the Employee a severance payment equal to six (6) months of Employee’s base salary then in effect, plus (ii) any outstanding earned vacation, plus (iii) continue Employee’s family health insurance coverage under Employer’s group plan, at the same premium cost to Employee as was in effect on the date of termination, until the earlier of (x) six (6) months following such termination other than “for cause,” or (y) the date Employee is covered under a health insurance policy through a subsequent employer. The Company shall have the right to reassign Employee to his Prior Position with compensation equal to the compensation that was payable to Employee under the Prior Agreement, and such an action shall not be deemed a termination of Employee’s employment hereunder.  In addition, Employee shall have the right on 90 days’ prior written notice to the Company to return to his Prior Position with compensation equal to the compensation that was payable to Employee under the Prior Agreement, and such an action shall not be deemed a termination of Employee’s employment hereunder.   Following termination of employment for death, Employee’s estate shall be entitled to receive the Accrued Obligations and any pro-rated Bonus earned by Employee or awarded by the Employer to Employee.  Employee’s estate shall have no further rights to any other compensation or any other benefits under this Agreement.  Following termination of employment for disability, Employee shall be entitled to receive the Accrued Obligations and any pro-rata Bonus earned by Employee or awarded by the Employer to Employee, and Employee shall have no further rights to any other compensation or any other benefits under this Agreement.  Notwithstanding anything to the contrary contained herein, Employee shall have the right to terminate this Agreement if substantially all of the Employer’s assets or 50% of its voting membership units are sold to one or more entities that are not a subsidiaries or affiliates of the Employer, Wexford Capital LP or any investment fund managed by Wexford Capital LP. Such a sale shall include a merger, consolidation, sale of assets or membership units or other corporate reorganization. Such a termination by Employee shall be a termination for and is defined to be a termination for “Good Reason” and the non-competition provisions set forth in Paragraph 7(b) shall not apply, but Employee shall be entitled to the severance payment and related benefits set out in Subsections (i) and (ii) of this Paragraph above.

12.                     Successors. The rights, benefits, duties and obligations under this Agreement shall inure to and be binding upon the Employer, its successors and assigns and upon the Employee and his legal representatives, legatees and heirs. It is specifically understood, however, that this Agreement may not be transferred or assigned by the Employee. The Employer may assign any of its rights and obligations hereunder to any subsidiary or affiliate of the Employer, or to a successor or survivor resulting from a merger, consolidation, sale of assets or stock or other corporate reorganization, on condition that the assignee shall assume all of the Employer’s obligations hereunder and it is agreed that such successor or surviving corporation shall continue to be obligated to perform the provisions of this Agreement.

13.                     Waiver of Breach. The failure of either party to insist upon the strict performance of any of the terms, conditions, and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions, and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of the Employer shall be effective for any purposes whatsoever unless such waiver is in writing by Employer’s CEO.

14.                     Amendments. No amendment or variations of the terms and conditions of this Agreement shall be made unless the terms of such amendment are in writing and-duly executed by Employee and Employer which expressly states that it is intended to amend the terms of this Agreement .

15.                     Entire Agreement; Survival. This Agreement constitutes the complete and entire agreement governing the terms and conditions of the employment relationship between the parties and supersedes any and all prior agreements or understandings. Both Employee and Employer acknowledge and agree that there are no oral or written understandings concerning the Employee’s employment by Employer outside of this Agreement. The terms of this Agreement shall survive the termination or expiration of this Agreement and the conclusion of the Employment Term.

16.                     Governing Law. This Agreement shall be construed and enforced pursuant to the laws of the Commonwealth of Kentucky, including matters of law relating to the choice of law. Employee hereby consents to the jurisdiction of the courts of the Commonwealth of Kentucky, including the Fayette County, Kentucky Circuit Court and hereby waives any objection to venue of any action brought in said court.

17.                     Counterparts. This Agreement, as executed separately by the individual parties, shall be deemed to be an original, but all of which together shall constitute one document.

18.                     Confidential Terms. Employee agrees to maintain as confidential the terms and conditions of this Agreement, provided however Employee may disclose the terms of this agreement to his legal counsel, and accountant or tax preparer, or as may be otherwise required by law.

19.                     JURY TRIAL WAIVER. EMPLOYEE HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY WITH REGARD TO ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE EMPLOYMENT OF THE EMPLOYEE BY THE EMPLOYER.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

EMPLOYER:

RHINO GP LLC

By:	/s/ Mark Zand
Mark Zand, Chairman of the Board

EMPLOYEE:

/s/ Joe Funk
Joe Funk

Exhibit A

Director — Miners Exchange Bank

Ownership interest — 100% owner — U & J Land, Inc.

Member — 50% Owner — Certified Land Company, LLC.